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                                                            SEC FILE NUMBER
                                                               000-50370

                                                              CUSIP NUMBER
                                                               86770P 10 1



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25
                           NOTIFICATION OF LATE FILING


(Check One):   |X| Form 10-K     |_| Form 20-F      |_| Form 11-K
               |_| Form 10-Q     |_| Form N-SAR     |_| Form N-CSR

For Period Ended:   December 31, 2004
                 -----------------------


|_|  Transition Report on Form 10-K       |_|  Transition Report on Form 10-Q
|_|  Transition Report on Form 20-F       |_|  Transition Report on Form N-SAR
|_|  Transition Report on Form 11-K

For the Transition Period Ended:
                                -------------------------------

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Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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PART I - REGISTRANT INFORMATION
-------------------------------

Sunrise U.S.A. Incorporated
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Full name of registrant

N/A
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Former name if applicable

3928 Bowdoin Street
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Address of Principal Executive Office (Street and number):

Des Moines, IA 50313
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City, state and zip code

Part II - RULES 12b-25(b) AND (c)
---------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|_| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III - NARRATIVE
--------------------

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report portion thereof, could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     Due to unforeseeable circumstances, which caused a delay in preparing the financial statements for the year ended December 31, 2004, the Registrant respectfully requests an extension of the filing date of its Annual Report on Form 10-KSB for the period ended December 31, 2004.


PART IV - OTHER INFORMATION
---------------------------

1. Name and telephone number of person to contact in regard to this notification:

           OMAR G. BARRIENTOS             515                    288-1042
          --------------------      ----------------      ---------------------
                 (Name)                (Area Code)          (Telephone Number)

2. Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                 |X| Yes    |_| No

3. Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                 |_| Yes    |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           SUNRISE U.S.A. INCORPORATED
                 ----------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date:  March 28, 2005

By:  /s/ OMAR G. BARRIENTOS
----------------------------
Omar G. Barrientos
Chief Executive and
Chief Financial Officer











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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).
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